PISMO COAST VILLAGE, INC.

165 South Dolliver • Pismo Beach, California 93449
805-773-5649 • FAX 805-773-1507

November 10, 2025

Dear Shareholders,

We are excited to announce the appointment of Erik Mund as the new General Manager of Pismo Coast Village RV Resort (PCV), effective November 10, 2025. This strategic hire marks an important step forward in strengthening our leadership team and enhancing our commitment to delivering exceptional guest experiences at the park.

Erik has over 25 years of proven expertise in the hospitality industry and brings with him a wealth of knowledge in operational excellence, team development, and innovative guest-focused initiatives. His prior positions include management of Kon Tiki Inn in Pismo Beach, TownePlace Suites by Marriott in San Luis Obispo, and Pismo Lighthouse Suites, where he demonstrated a strong track record of fostering positive work environments, implementing advanced technology solutions, and driving high standards in safety and customer satisfaction.

Erik's focus on teamwork, safety protocols, and revenue management aligns with the Board and PCV values in providing a safe, welcoming, and memorable environment for our guests and employees. His community involvement, including service on the Pismo Beach Hospitality Association Board and volunteer work with organizations like the SLO Food Bank, further underscores his dedication to local engagement and positive impact to the Pismo Beach community.

We look forward to the positive contributions he will bring to our team and our shareholders.

Sincerely,

Board of Directors Pismo Coast Village RV Resort

By: ______________________

George Pappi President,